Exhibit 10.3

IP STRATEGY HOLDINGS, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (“Agreement”) is made and entered into as of the date of grant (the “Date of Grant”) set forth in the Notice of Restricted Stock Units (the “Notice”) attached to and made a part of this Agreement, by and between IP Strategy Holdings, Inc., a Delaware corporation (“Company”), and the participant named in the Notice (the “Participant”). Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Company’s 2024 Equity Incentive Plan, as amended (“Plan”), and in the Notice, which is incorporated herein by reference. A copy of the Plan has been provided to Participant.

1.    Grant of Restricted Stock Units (“RSUs”). The Company hereby grants (“Grant”) to Participant a restricted stock unit award (“Award”), subject to the Participant continuing to provide services to the Company (“Service-Based Requirement”), for a number of shares of common stock of the Company as set forth in the Notice (“Shares”). The Award is subject to all of the terms and conditions set forth herein and in the Plan, which is incorporated herein in its entirety. In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan will control. For purposes of this Agreement, references to an “outstanding” RSU means an RSU that has been granted under this Award but has not yet become a Vested RSU. Such RSUs shall remain set aside for the Participant until they are fully vested and shall not terminate or otherwise revert to the Company unless specifically outlined herein.

2.    Settlement. Settlement of RSUs will be made within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice. Settlement of RSUs will be in shares of common stock of the Company.

3.    Accelerated Vesting.

3.1    Upon Termination of Service initiated solely by the Company for any reason, except death, disability or Cause, unless otherwise detailed in an Employment Agreement, Change of Control Agreement, Separation Agreement or another valid agreement, on the date of Termination of Service, all unvested RSUs made under the Award shall be forfeited and returned back to the Plan. All RSUs that have met the Service-Based Requirement through the date of Termination of Service shall be deemed to have met the Service-Based Requirement such that all such unvested RSUs shall remain outstanding following such Termination of Service, and shall continue to be eligible for vesting until such time as the RSUs shall have otherwise vested or settled.

3.2    Unless otherwise covered in the Participant’s employment agreement, upon voluntary Termination of Service by the Participant, all RSUs that have met the Service-Based Requirement shall remain outstanding and be eligible for vesting until such time as the RSUs shall have otherwise vested or settled. For the avoidance of doubt, RSUs that have not met the Service-Based Requirement shall terminate and shall not continue to vest after the Termination of Service, unless otherwise covered in Participant’s Employment Agreement, Change of Control Agreement, Separation Agreement or another valid agreement .

3.3    Unless otherwise covered in Participant’s Employment Agreement, Change of Control Agreement, Separation Agreement or another valid agreement, upon Termination of Service because of the death or disability of Participant, the RSUs granted hereunder shall be deemed to meet the Service-Based Requirement for a period of 3 months following the closing of the estate of the decedent, or 12 months following a disability. For the avoidance of doubt, this provision is intended to allow RSUs to continue to vest per the Award through and during the 3 months following the closing of the estate of the Participant, or incapacitation of the Participant unless another provision in this Award, the Plan or Participants Employment Agreement, Change of Control Agreement or another valid agreement provides a more advantageous outcome to Participant. In such case the provision in this Agreement or any conflicting document, Plan or employment agreement that is most advantageous to the Participant shall take priority. For Termination of Service under this section, the Board may at any time waive any restrictions of any Participant agreement, or provide benefits more generous than allowed in such agreement, to recognize Participant’s service to the Company. RSUs which will not meet the Service-Based Requirement at the end of that 12-month period shall automatically terminate upon such Termination of Service unless otherwise waived by the Board. All RSUs that have met the Service-Based Requirement under this section shall remain outstanding following such death or disability, and shall continue to be eligible for vesting until such time as the RSUs shall have otherwise vested or settled.

3.4    Upon Participant’s Termination of Service for Cause all RSUs that have not met the Service-Based Requirement shall automatically terminate upon the first notification to Participant of such termination, unless such termination is waived by the Board, and all RSUs that have met the Service-Based Requirement, shall remain outstanding and be eligible for vesting until such time as the RSUs shall have otherwise vested or settled.
3.5    All RSUs set forth in the Notice, whether or not vesting has begun, shall accelerate and shall immediately vest in full (i) immediately prior to any Change in Control (as defined in the Plan), or (ii) immediately upon the expiration of any lock-up period required for such Award, such that all RSUs shall be Vested RSUs at such time.

For purposes of this Agreement, “Cause” means (i) the Participant’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving dishonesty, wrongful taking of property, immoral conduct, bribery or extortion or any felony; (ii) willful material misconduct by the Participant in connection with the business of the Company; (iii) the Participant’s continued and willful failure to perform substantially his or her responsibilities to the Company, after written demand for substantial performance has been given by the Company that specifically identifies how the Participant has not substantially performed his responsibilities and the Participant has failed to reasonably cure such performance; or (iv) the Participant’s willful disclosure of confidential information.

4.    No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Participant any right to continue in the employ of, or other relationship (whether as an officer, director, consultant or otherwise) with, the Company or any parent, subsidiary or affiliate of the Company, or limit in any way the right of the Company (or any parent, subsidiary or affiliate of the Company) to terminate Participant’s employment or other relationship at any time, with or without Cause.

5.    Taxes.

5.1    Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legal applicability thereto, which are traditionally the responsibility of the recipient, (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company unless the Board of Directors approves of the Company paying for all or a portion of such tax liabilities in its sole discretion.

5.2    Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items.

5.3    Participant agrees to pay to the Company any amount of his or her portion of Tax-Related Items that the Company may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by any of the means previously described. Notwithstanding any contrary provision of the Plan or of this Agreement, if Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items when due, Participant permanently forfeits the Restricted Stock Units on which the Tax-Related Items were not satisfied and also permanently forfeit any right to receive Shares thereunder. In that case, the Restricted Stock Units will be returned to the Company at no cost to the Company.

5.4    If the settlement of the Vested RSUs occurs in connection with Participant’s Termination of Service, and Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, as determined by the Board, as of the date of the Termination of Service, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (x) the date that is six months following the Termination of Service and (y) Participant’s death.

5.5    The Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with, or failure to meet an exemption from, Section 409A of the Code.

6.    Compliance with Laws and Regulations. The exercise of the RSUs and the issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance. If any part of this Agreement is deemed to be invalid by statute, regulation or rule the implementation of the obligations herein shall be restructured to maximize to the greatest extent possible the benefits, or net cash equivalent thereof, the RSU recipient would have received had the Agreement been fully implemented as originally drafted.

7.    Nontransferability of RSUs. The RSUs may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Participant only by Participant. The terms of the RSUs shall be binding upon the executors, administrators, successors and assigns of Participant. Failure of any recipient by way of will or other inheritance transfer or distribution to execute any reasonably required documents, or to cover any aforementioned Tax obligations associated with the RSUs or Shares shall void the RSUs or Shares at no cost to the Company.

8.    Privileges of Stock Ownership. Participant shall not have any of the rights of a shareholder with respect to any Shares until the RSUs have been settled.

9.    Market Standoff Agreement. Participant acknowledges and agrees to comply with the Market Standoff restrictions set forth in the Plan, if any.

10.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Plan Administrator for review. The resolution of such a dispute by the Plan Administrator shall be final and binding on the Company and Participant.

11.    Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the General Counsel of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated above or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three days after deposit in the United States mail by certified or registered mail (return receipt requested); one business day after deposit with any return receipt express courier (prepaid); or one business day after transmission by facsimile (transmission confirmed).

12.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

13.    Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the grant of the RSUs evidenced hereby, Participant acknowledges: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the grant of the RSUs is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when RSUs will be granted, the number of shares subject to each Award, and the time or times when each RSU will be settled, will be at the sole discretion of the Company; (d) that the value of the RSUs is an extraordinary item of compensation which is outside the scope of Participant’s employment contract, if any; and that the RSU is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (e) that the vesting of the RSUs cease upon termination of employment or service relationship with the Company for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; and (f) that the future value of the underlying Shares is unknown and cannot be predicted with certainty.

14.    Entire Agreement. The Plan and the Notice are incorporated herein by reference. This Agreement, the Notice, and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

15.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware or such other jurisdiction under which the Plan is governed, without regard to its provisions regarding conflicts of laws. Participant hereby consents to any such change in jurisdiction without further action by Participant. Participant irrevocably consents to the nonexclusive jurisdiction and venue shall reside in the state and federal courts located in the State of Delaware.

ACCEPTANCE BY PARTICIPANT

Upon acceptance of a Grant under the Plan, Participant hereby acknowledges receipt of a copy of the Notice, the Plan, and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the RSUs subject to all the terms and conditions of the Notice, the Plan, and this Agreement. Participant acknowledges that there may be adverse tax consequences upon settlement of the RSUs or disposition of the Shares and that Participant should consult a tax adviser prior to such settlement or disposition.

By the Participant’s electronic acceptance of this Award through the Company’s equity plan administration platform, the Participant acknowledges and agrees that the Participant has received, reviewed, and accepts the terms and conditions of the Company’s 2024 Equity Incentive Plan, as amended (the “Plan”), this Agreement, and the Notice. The Participant acknowledges that the Participant has had an opportunity to consult with legal counsel of the Participant’s choosing prior to accepting this Award and fully understands all provisions of the Plan, the Agreement, and the Notice.